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Exhibit 99.2

EXPENSES

The amount or estimated amount, itemized in reasonable detail, of expenses (other than underwriting discounts and commissions) incurred or borne by or for the accounts of Hydro-Québec (the "Issuer") in connection with the issuance and sale of its Medium-Term Notes Due Nine Months or More from Date of Issue, guaranteed unconditionally as to payment of principal, any premium and interest by Québec, or properly chargeable thereto, including legal, engineering, certification and other charges.

Securities and Exchange Commission registration fee	$467,932
Printing and engraving fees and expenses	2,920
Legal fees and expenses	247,000
Accounting fees and expenses	43,800
Fiscal Agent and registrar fees and expenses	5,000
Rating fees and expenses	69,000
Blue Sky fees and expenses	5,000

$840,652
*
Paid in connection with the filing of the Issuer's Registration Statement Nos. 33-76074, filed on March 4, 1994 and 333-112298, filed on January 29, 2004.

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EXPENSES